Exhibit 10.3

PUT OPTION AGREEMENT

This Put Option Agreement (this “Agreement”), is made and entered as of April 9, 2014, by and between Darkstone, LLC, a Delaware limited liability company (the “Company”), and [GSO] (the “Optionee”).

WHEREAS, concurrently with the execution of this Agreement, the Optionee has entered into a Subscription Agreement (the “Subscription Agreement”) with Rentech, Inc., a Colorado corporation (“Rentech”), and the other parties thereto pursuant to which the Optionee has purchased from Rentech, and Rentech has issued and sold to the Optionee, [            ] shares (the “Shares”) of Rentech’s Series E Convertible Preferred Stock, par value $10.00 per share (the “Preferred Stock”); and

WHEREAS, the Optionee desires to have the right to sell to the Company the Shares held by the Optionee, and the Company desires to grant such right to the Optionee, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as a material inducement to the Optionee to enter into the Subscription Agreement, the parties hereto hereby agree as follows:

Section 1. Definitions. Capitalized terms used in this Agreement, but not otherwise defined in this Section 1, shall have the meanings ascribed to such terms in this Agreement. When used in this Agreement, the following terms shall have the following meanings:

“Articles of Amendment” means the Articles of Amendment to the Articles of Incorporation of Rentech, Inc. setting for the preferences, limitations and relative rights of the Company’s Series E Convertible Preferred Stock, as filed with the Secretary of State of the State of Colorado on the date hereof pursuant to the Subscription Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City, New York.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company dated as of the date hereof.

“Company Organizational Documents” means, collectively, the Company LLC Agreement and the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on April 8, 2014.

“Pledge Agreement” means the Pledge Agreement dated as of the date hereof among the Company, the Optionee, each other person listed on the signature pages thereto and identified thereon as an Optionee, and Credit Suisse AG, Cayman Islands Branch, as collateral agent, as such agreement may be amended, restated or supplemented or otherwise modified from time to time.

“Put Trigger Event” means the earliest to occur of: (a) the failure of Rentech to redeem the Shares and pay to the Optionee the Redemption Price of such Shares on the Redemption Date pursuant to the Articles of Amendment whether or not such payment or redemption is legally permissible or is otherwise prohibited; (b) any voluntary or involuntary liquidation, dissolution or winding up of Rentech; (c) Rentech (i) becomes insolvent or admits in writing its inability to pay its debts as they become due; (ii) becomes subject to any proceeding under any bankruptcy or insolvency law, and such proceeding is applied for or consented to by Rentech or otherwise continues undischarged or unstayed for sixty (60) calendar days; (iii) makes an assignment for the benefit of creditors; or (iv) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business, and such appointment is applied for or consented to by Rentech or otherwise continues undischarged or unstayed for sixty (60) calendar days; (d) the failure of the Company to comply in all material respects with its obligations under Section 9(d), 10, 21, 22, 23, 24 or 31 of the Company LLC Agreement (it being understood that the phrase “comply in all material respects” as used in this sub-clause (d) contemplates that a breach thereof involves a matter that materially increases the risk or likelihood that a court would disregard the separate legal existence of Rentech and the Company); (e) the failure of the Company to comply in all material respects with its obligations under Sections 6(b), 6(d), 6(e) or 6(f) of the Pledge Agreement; or (f) the material failure of any of the Company’s representations or warranties set forth in Sections 5(a) or 5(b) of the Pledge Agreement to be true and correct at any time.

“Redemption Date” is defined in the Articles of Amendment.

“Redemption Price” is defined in the Articles of Amendment.

Section 2. Grant of Put Option.

(a) Right to Sell. Subject to the terms and conditions of this Agreement, after the occurrence of the Put Trigger Event and until the ninetieth (90th) day following the date on which the Optionee receives written notice of the occurrence of (and setting forth the details of) such Put Trigger Event, the Optionee shall have the right (the “Put Right”), but not the obligation, to cause the Company to purchase any or all of the Shares then held by the Optionee (other than any Shares that have been redeemed and for which Rentech has paid the Redemption Price of such Shares on the Redemption Date pursuant to the Articles of Amendment) (the “Put Shares”) from the Optionee for a price per Share (the “Put Purchase Price”) equal to (i) $1,000 per Share (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Preferred Stock), plus (ii) all accrued and unpaid dividends on such Share (whether or not declared and including all amounts accrued since the last Dividend Payment Date (as defined in the Articles of Amendment) through and including the date of the Put Exercise Notice (as defined below).

(b) Procedures.

(i) If the Optionee desires to sell the Put Shares pursuant to Section 2(a), the Optionee shall deliver to the Company a written notice (the “Put Exercise Notice”) exercising the Put Right.

(ii) By delivering the Put Exercise Notice, the Optionee represents and warrants to the Company that, as of the Put Closing (as defined below), (A) the Optionee is the beneficial owner of such Put Shares and (B) the Optionee holds the Put Shares free and clear of liens and encumbrances other than those arising under the terms of this Agreement, the Articles of Amendment or applicable securities laws.

(iii) Subject to Section 2(c) below, the closing of any sale of Put Shares pursuant to this Section 2 (the “Put Closing”) shall take place on the date specified in the Put Exercise Notice (which shall be no less than two (2) Business Days following receipt by the Company of the Put Exercise Notice).

(c) Put Closing and Consummation of Sale. At the Put Closing, (i) the Optionee shall deliver to the Company a certificate or certificates (if any) representing the Put Shares to be sold, accompanied by stock powers, against receipt of the Put Purchase Price, and (ii) the Company shall pay the Put Purchase Price for the Put Shares by wire transfer of immediately available funds.

(d) Cooperation. The Company and the Optionee each shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 2, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(e) Transfer Taxes. All transfer, stamp and other taxes and fee (including and penalties and interest) incurred in connection with the transactions contemplated by this Agreement and the Pledge Agreement shall be borne and paid by the Company when due. The Company shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees.

Section 3. Pledge Agreement. The Company’s obligations under this Agreement shall be secured solely by common units representing limited partner interests in Rentech Nitrogen Partners, L.P. (the “RNP Units”), and any substitute collateral, pursuant to the Pledge Agreement.

Section 4. Termination. This Agreement shall terminate upon the earliest of (a) the time when Rentech has redeemed all of the Shares and paid to the Optionee the Redemption Price of such Shares pursuant to the Articles of Amendment, (b) the time when the Shares have converted into shares of Rentech’s common stock, $.01 par value (the “Common Stock”), pursuant to Section 5 of the Articles of Amendment or (c) in the event that, on each trading day in a consecutive 90-day period, the volume-weighted average of the intraday sale prices price per share of the Common Stock, for such trading day on all domestic securities exchanges on which the Common Stock may at the time be listed is equal to or greater than two (2) times the then-applicable Conversion Price (as defined in the Articles of Amendment). The term “trading day” as used in this Section 4 means any Business Day on which such exchange is open for trading.

Section 5. Representations and Warranties. The Company represents and warrants to the Optionee that:

(a) Organization and Qualification. The Company (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified or licensed, as applicable, and in good standing as a foreign limited liability company in each other jurisdiction in which it owns property or in which the conduct of its business requires it to so qualify or be licensed.

(b) Authority; No Conflicts. The execution, delivery and performance by the Company of this Agreement and the Pledge Agreement, and the grant of the security interest contemplated hereby and thereby with respect to the RNP Units, are within its limited liability company powers, have been duly authorized by all necessary limited liability company and other action, and do not (i) contravene the Company Organizational Documents, (ii) contravene any contractual restriction binding on it or require any consent under any agreement or instrument to which it is a party or by which any of its properties or assets is bound, (iii) except as provided under this Agreement or the Pledge Agreement, result in or require the creation or imposition of any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, option, right to acquire or other preferential purchase right, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (a “Lien”) upon any of its property or assets or (iv) violate any law (including, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder), rule, regulation, order, writ, judgment, injunction, determination or award. This Agreement and the Pledge Agreement are legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms in all respects, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) No Filings, Consents or Approvals. Except for any filings specifically provided for in the Pledge Agreement or required under Section 13 or 16 of the Securities Exchange Act of 1934, as amended, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any governmental authority or any other third party is required to authorize, or is required in connection with, (i) the execution, delivery and performance by the Company of this Agreement or the Pledge Agreement or (ii) the legality, validity, binding effect or enforceability of this Agreement or the Pledge Agreement.

(d) Formation. The Company was formed upon the filing of the Certificate of Formation of the Company with Secretary of State of the State of Delaware on April 8, 2014. The Company has been formed for the sole purpose expressly described in the Company Organizational Documents. The sole property and assets of the Company consist of RNP Units and cash, if any, the Company has no operations and, other than as described in the Company Organizational Documents, the Company is not engaged in any business.

(e) Capitalization.

(i) Rentech is the record owner of, and has good and valid title, to all of the membership interests of the Company, such membership interests constitute 100% of the issued and outstanding interests in the Company, and such membership interests have been duly authorized and are validly issued.

(ii) True and complete copies of the Company Organizational Documents have been furnished to the Optionee and, other than the Company Organizational Documents, there are no other agreements, oral or written, relating to the ownership or governance of the Company or voting or transfer of any membership interests, or any other interest, in the Company and there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating the Company to issue or sell any membership interests, or any other interest, in the Company.

(f) Ownership of RNP Units. The Company is a limited partner of Rentech Nitrogen Partners, L.P. and owns beneficially and of record, and has good and valid title to the RNP Units, free and clear of all Liens, other than Liens arising under this Agreement or the Pledge Agreement. Except as provided under this Agreement or the Pledge Agreement, the Company has not made any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of its assets including, but not limited to, the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements.

(g) Reporting Obligations. The Company has complied with its reporting obligations with respect to the RNP Units, this Agreement and the Pledge Agreement under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules regulations thereunder and applicable securities laws of any other jurisdiction, including any required filings with the United States Securities and Exchange Commission.

Section 6. No Amendments to Company Organizational Documents. The Company shall not amend, supplement or modify any of the terms or provisions of the Company Organizational Document or consent to any amendment, supplement or other modification of any of the terms or provisions of the Company Organizational Documents, except as permitted by the Company Organizational Documents.

Section 7. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the second day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7).

If to the Company:	Darkstone, LLC
10877 Wilshire Boulevard, Suite 600
Los Angeles, CA 90024
Fax No.: (310) 208-7165
E-mail: dcohrs@rentk.com
Attention: Dan J. Cohrs

with a copy to:	Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Fax No.: (650) 463-2600
E-mail: tony.richmond@lw.com
Attention: Anthony J. Richmond

If to the Optionee:	c/o GSO Capital Partners LP
[OPTIONEE]
345 Park Avenue, 31st Floor
New York, NY 10154
Fax No.: (646) 455-4124 and (646) 455-4138
E-mail: marisa.beeney@gsocap.com and
patrick.fleury@gsocap.com
Attention: Marisa Beeney and Patrick Fleury

with a copy to:	Vinson & Elkins LLP
666 Fifth Avenue
26th Floor
New York, NY 10103
Fax No.: (917) 849-5367
E-mail: mswidler@velaw.com and rseber@velaw.com
Attention: Michael J. Swidler and Robert Seber

Section 8. Entire Agreement. This Agreement and the Pledge Agreement contain the entire agreement of the parties to this Agreement with respect to the subject matter hereof and thereof and supersede all prior negotiations, writings, understandings and agreements, both written and oral, with respect to such subject matter.

Section 9. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except that if the Optionee Transfers (as defined in the Subscription Agreement) any Shares to any Person in a Transfer permitted by Section 4.2 of the Subscription Agreement or Transfers any Shares to a Permitted Transferee (as defined in the Subscription Agreement), such Person or Permitted Transferee, as applicable, and the Company shall enter into an agreement in form and substance the same as this Agreement with respect to the Shares so Transferred. Any attempted transfer or assignment in violation of this Section 9 shall be null and void ab initio.

Section 10. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 11. Interpretation; Absence of Presumption.

(a) The Section and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

(b) For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation” unless otherwise specified; and (iv) the word “or” shall not be exclusive.

(c) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 12. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 13. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 14. Specific Performance. The parties hereto agree that irreparable damage could occur and that the a party may not have any adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their terms or were otherwise breached. Accordingly, each party shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 15. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and New York County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 16. Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action; (b) such party has considered the implications of this waiver; (c) such party makes this waiver voluntarily; and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 16.

Section 17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Darkstone, LLC

By:
Name:
Title:

SIGNATURE PAGE TO PUT OPTION AGREEMENT

[GSO]

[By:	]
[Name:]
[Title:	]

SIGNATURE PAGE TO PUT OPTION AGREEMENT